Ex-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 22, 2015, relating to the financial statements and financial highlights which appears in the August 31, 2015 Annual Report to Shareholders of Delaware Tax-Free Minnesota Fund (constituting Voyageur Tax-Free Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers
Philadelphia, Pennsylvania
December 24, 2015